Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statements of Titanium Metals Corporation on Form S-3 (File no. 333-18829), Form S-8 (File No. 333-20403) and Form S-8 (File No. 333-21001) of our reports dated January 28, 2000, except for the fourth and fifth paragraphs of Note 10, as to which the date is February 25, 2000, and the second paragraph of Note 16, as to which the date is March 21, 2000, on our audits of the consolidated financial statements and the financial statement schedule of Titanium Metals Corporation as of December 31, 1999 and 1998, and for the years ended December 31, 1999, 1998, and 1997, which reports are included in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Denver, Colorado
March 21, 2000